Exhibit 4.6

CELESTICA INC.

CELESTICA SHARE UNIT PLAN

December 9, 2004

As amended and restated as of July 26, 2006 and July 26, 2007

CELESTICA INC.

CELESTICA SHARE UNIT PLAN

1.             PURPOSE

1.1           This Share Unit Plan has been established by the Company to provide incentives to certain of its employees and consultants and its directors, to foster a responsible balance between short term and long term results, and to build and maintain a strong spirit of performance and entrepreneurship.

2.             DEFINITIONS AND INTERPRETATION

2.1           In this Share Unit Plan, the following terms have the following meanings:

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, the Securities Act (Ontario), the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act 1934, as amended, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

“Beneficiary” means any person designated by the Participant by written instrument filed with the Company to receive any amount, securities or property payable under the Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate;

“Board” means the Board of Directors of the Company;

“Change in Control” means the occurrence of any of the following after the date hereof:

(i)            the acquisition by any person (or more than one person acting as a group) of beneficial ownership of securities of the Company which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than 50% of the votes attaching to all securities of the Company which may be cast to elect directors of the Company, other than the additional acquisition of securities by a person beneficially owning such number of securities on the date hereof;

(ii)           Incumbent Directors ceasing to constitute a majority of the Board as a consequence of (a) the solicitation of proxies through a proxy circular by persons other than management, or (b) to the extent required to comply with Section 409A of the United States Code, being replaced during any twelve-month period by directors whose appointment or election was not endorsed by a majority of the Board members before the date of the appointment or election; or

(iii)          the consummation of an amalgamation, arrangement, merger or other consolidation of the Company with another company or a sale of all or substantially all of the assets of the Company to another company pursuant to which, and such that, all the persons who, immediately prior to such consummation, beneficially owned all of the securities of the Company which could be cast to elect directors of the Company, immediately thereafter do not beneficially own securities of the successor or continuing company or company acquiring the assets which would entitle such persons, directly or following conversion or exercise thereof, to cast more than 50% of the votes attaching to all securities of such company which may be cast to elect directors of that company;

“Code” means the United States Internal Revenue Code of 1986.

“Committee” means the committee of the Board, as constituted from time to time, which may be appointed by the Board to, inter alia, interpret, administer and implement the Plan, and includes any successor committee appointed by the Board for such purposes;

“Company” means Celestica Inc. and its respective successors and assigns, and any reference in the Plan to action by the Company means action by or under the authority of the Board or any person or committee that has been designated for the purpose by the Company including, without limitation, the Committee;

“Consultant” means a consultant as defined in the Rule excluding investor relations persons and associated consultants as defined in the Rule;

“Date of Grant” of a Unit means the date the Unit is granted to a Participant under the Plan;

“Designated Affiliated Entity” means a person (including a trust or a partnership) or company in which the Company has a significant investment and which the Company designates as such for the purposes of this Plan;

“Director” means a member of the Board;

“Fiscal Year” means the financial year of the Company;

“Grant” means a Performance Grant or a RSU Grant;

“including” means including without limitation;

“Incumbent Director” means any member of the Board who was a member of the Board immediately prior to the occurrence of a transaction, transactions or elections giving rise to a Change in Control (other than a transaction approved by the Board) and any successor to an Incumbent Director who is recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board;

“Independent Broker” means a registered broker which is independent under Stock Exchange Rules;

“Market Price” means the closing price per Share on the TSX or NYSE, as determined by the Company, on the day preceding the date of the determination;

“NYSE” means The New York Stock Exchange;

“Participant” means

(i)            a Director,

(ii)           a permanent employee of the Company, a Subsidiary or a Designated Affiliated Entity, or

(iii)          a Consultant of the Company, a Subsidiary, or a Designated Affiliated Entity,

who has been designated by the Company for participation in the Plan and who has agreed to participate in the Plan on such terms as the Company may specify;

“Performance Grant” means a grant to a Participant pursuant to Article 5 of Performance Units determined with reference to a stated dollar amount;

“Performance Unit” means a Unit allocated to a Participant under this Plan in accordance with Article 5, the vesting terms of which include the achievement of certain performance targets specified on the Date of Grant;

“Plan” means this Share Unit Plan, as amended and restated from time to time;

“Release Date” means, for a Performance Grant, the date or dates on which Performance Units shall be satisfied in the form of Shares and, for a RSU Grant, the date or dates on which Restricted Share Units shall be satisfied in the form of Shares or cash;

“Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for shares of the Company which if successful would entitle the offeror to acquire all of the shares of the Company or all of one or more particular class(es) of shares of the Company to which the offer relates, (v) sale of a material portion of the assets of the Company, or (vi) arrangement or other scheme of reorganization;

“Restricted Share Unit” means a Unit allocated to a Participant under this Plan in accordance with Article 5, the vesting terms of which do not include the achievement of performance targets specified and identified at the Date of Grant;

“Retirement” means the retirement of a Participant from employment with the Company, a Subsidiary or a Designated Affiliated Entity in accordance with the normal retirement policy of his or her employer;

“RSU Grant” means a grant to a Participant pursuant to Article 5 of Restricted Share Units determined with reference to a stated dollar amount;

“Rule” means Part 2, Division 4 of National Instrument 45-106 - Prospectus and Registration Exemptions, as it may be amended or replaced;

“Shares” means the Subordinate Voting Shares in the capital of the Company, and includes any shares of the Company into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a Reorganization or otherwise;

“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Company are listed;

“Subsidiary” means a subsidiary of the Company as defined by the Business Corporations Act (Ontario);

“TSX” means The Toronto Stock Exchange;

“Unit” means a Restricted Share Unit or a Performance Unit; and

“Year” in respect of a Performance Unit means a calendar year commencing on the Date of Grant of the Performance Unit or on any anniversary of such date.

2.2           In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

2.3           This Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Plan and any Performance Units granted hereunder shall be construed according to the laws of the Province of Ontario.

3.             GENERAL

3.1           The transfer of an employee from the Company to a Subsidiary or a Designated Affiliated Entity, from a Subsidiary or a Designated Affiliated Entity to the Company, or from one Subsidiary or Designated Affiliated Entity to another Subsidiary or Designated Affiliated Entity, shall not be considered a termination of employment for the purposes of the Plan, nor shall it be considered a termination of employment if a Participant is placed on such other leave of absence which is considered by the Company as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or by  contract, except that in the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at the beginning of the leave of absence.

3.2           No Shares may be issued from the treasury of the Company under this Plan.

3.3           Subject to any Applicable Law, the Company will acquire issued and outstanding Shares in the market for the purposes of satisfying its obligation to provide Shares to Participants under the Plan.  If it does so, the Company shall utilize the services of an Independent Broker.

3.4           From time to time the Company may, in addition to its powers under the Plan, add to or amend any of the provisions of the Plan or terminate the Plan or amend the terms of any Unit granted under the Plan; provided, however, that (i) any approvals required under any applicable law or Stock Exchange Rules are obtained, and (ii) no such amendment or termination shall be made at any time which has the effect of adversely affecting the existing rights of a Participant under the Plan without his or her consent in writing unless the Company, at its option, acquires such existing rights at an amount equal to the fair market value of such rights at such time as verified by an independent valuator.

3.5           The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Units granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

3.6           The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns.  The interest of any Participant under the Plan or in any Unit shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner, except to a spouse or a personal holding company or family trust controlled by a Participant, the shareholders or beneficiaries of which, as the case may be, are any combination of the Participant, the Participant’s spouse, the Participant’s minor children or the Participant’s minor grandchildren, and after his or her lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

3.7           The Company’s obligation to provide Shares in accordance with the terms of the Plan and any Units granted hereunder is subject to compliance with Applicable Law applicable to the distribution of such Shares.  As a condition of participating in the Plan, each Participant agrees to comply with all such Applicable Law and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such Applicable Law.

3.8           The Company, a Subsidiary or a Designated Affiliated Entity may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Company, the Subsidiary or Designated Affiliated Entity will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant.  The Company shall also have the right in its discretion to take such steps in accordance with applicable law as it considers necessary to satisfy any such withholding tax liability.

3.9           A Participant shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any other rights as a shareholder in respect of any Units unless and until satisfied in the form of Shares.

3.10         Neither designation of an employee as a Participant nor the grant of any Units to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Units under the Plan.  Neither the Plan nor any action taken thereunder shall interfere with the right of the employer of a Participant to terminate a Participant’s employment at any time.  Neither the period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

3.11         No member of the Board or the Committee shall be liable for any action or determination made in good faith in connection with the Plan and members of the Board and the Committee shall be entitled to indemnification and reimbursement from the Company in respect of any claim relating thereto.

3.12         Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any employee’s employment with, or any Consultant’s engagement by, the Company, a Subsidiary or Designated Affiliated Entity.

3.13         If any provision of this Plan is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part, if any, of such provision and all other provisions hereof shall continue in full force and effect.

3.14         Neither the establishment of the Plan nor the grant of any Units or the setting aside of any funds by the Company (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust.  Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Company and no Participant shall have any security or other interest in such funds.  Any funds so set aside shall remain subject to the claims of creditors of the Company present or future.  Amounts payable to any Participant under the Plan shall be a general, unsecured obligation of the Company.  The right of the Participant or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

3.15         This Plan is hereby instituted as of the 9th day of December, 2004.

4.             ADMINISTRATION

4.1           The Plan shall be administered by the Company in accordance with its provisions.  All costs and expenses of administering the Plan will be paid by the Company, but the Company shall not be responsible for the payment of any fees or expenses in respect of the re-sale by a Participant of Shares acquired by him or her under the Plan.  The Company, may from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary to implement or further the purpose of the Plan and amend or repeal such rules and regulations or forms or documents.  The Company, in its discretion, may appoint a Committee for the purpose of interpreting, administering and implementing the Plan.  In administering the Plan, the Company or the Committee may seek recommendations from the chief executive officer of the Company.  The Company may also delegate to the Committee or any director, officer or employee of the Company such duties and powers, relating to the Plan as it may see fit.  The Company may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

4.2           The Company shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties.  At such times as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of his or her Units, including Date of Grant and the number of Units held by each Participant (including identification of the number of Units that are Performance Units and Restricted Share Units).  Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Company within 30 days after such statement is given to the Participant.

4.3           (a)           Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:

(i)            delivering it personally to the Participant or to the person claiming or deriving rights through him or her, as the case may be, or

(ii)           mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Company’s personnel records or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission (including e-mail).

(b)           Any payment, notice, statement, certificate or other instrument required or permitted to be given to the Company shall be given by mailing it postage paid (provided that the postal service is then in operation), delivering it to the Company at its principal address, or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission (including e-mail), to the attention of the Company Secretary.

(c)           Any payment, notice, statement, certificate or other instrument referred to in section 4.3(a) or 4.3(b), if delivered, shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

5.             GRANTS AND ALLOCATION OF UNITS

5.1           The Company may, in its sole discretion, determine whether Grants will be made to a particular Participant, the dollar amount of any such Grant, the Release Dates for the relevant Shares for such Participant and whether the Grant will be a Performance Grant or a RSU Grant.  In making such determinations, the Company may take into account such criteria as it deems appropriate, including the Participant’s: (i) level of responsibility; (ii) rate of compensation; (iii) individual performance and contribution; and/or (iv) agreement to become a permanent employee of the Company, a Subsidiary or a Designated Affiliated Entity.

5.2           On the Date of Grant, each Participant who receives a Grant shall be allocated Units reflecting such Grant.

5.3           The number of Units to be allocated to a particular Participant shall be obtained by dividing the amount of the Grant of such Participant by the Market Price on the Date of Grant.  Fractional Units may be allocated.  Each such Unit shall represent the right to receive one Share, in the manner and subject to the restrictions set forth in this Plan.

5.4           No certificates shall be issued with respect to such Grants or Units, but the Company shall maintain records in the name of each Participant showing the number of Units to which such Participant is entitled in accordance with this Plan and identifying the Units as Restricted Share Units or Performance Units.

6.             PERFORMANCE UNITS AND RESTRICTED SHARE UNITS

6.1           Subject to Articles 7 and 8, unless otherwise determined by the Company at the time of Grant, the Performance Units may be satisfied in the form of Shares or cash, at the Company’s option, on the Release Date as determined under Article 5.

6.2           Subject to Articles 7 and 8, unless otherwise determined by the Company at the time of Grant, the Restricted Share Units may be satisfied in the form of Shares or cash, at the Company’s option, on the Release Date as determined under Article 5.

6.3           Subject to the terms of the Plan, the Company may determine other terms or conditions of any Units, including

(a)           any additional conditions with respect to the provision of Shares or cash under the Plan, including conditions in respect of

(i)            the market price of the Shares,

(ii)           the financial performance or results of the Company, a Subsidiary, a Designated Affiliated Entity or business unit and

(iii)          restrictions on the re-sale of Shares acquired under the Plan; and

(b)           any other terms and conditions the Company may in its discretion determine.

7.             TERMINATION OF EMPLOYMENT AND FORFEITURES

7.1           Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity for any reason other than: death; long-term disability; Retirement; or termination without cause, there shall be forfeited as of such termination of employment all Restricted Share Units and Performance Units as have not been satisfied in the form of Shares or cash in accordance with the Plan.  No cash or other compensation shall at any time be paid in lieu of any such Units which have been forfeited under this Plan.

7.2           Unless otherwise determined by the Company at any time, if a Participant ceases to be an employee of the Company, a Subsidiary or a Designated Affiliated Entity by reason of death, long-term disability or Retirement, the Participant’s right to be paid in respect of any unsatisfied Restricted Share Unit previously granted to the Participant will be prorated based on the ratio of (a) the number of days of employment completed by the Participant between the Date of Grant of the Restricted Share Unit and the date of death, long-term disability or Retirement bears to (b) the number of days between the Date of Grant and the scheduled Release Date for such Unit.  All Restricted Share Units shall be satisfied in the form of Shares or cash to the Participant or his Beneficiary as applicable, on a date which is 90 days after such event.

7.3           Unless otherwise determined by the Company at any time, if a Participant’s employment with the Company, a Subsidiary or a Designated Affiliate is terminated without cause, the Participant’s right to be paid in respect of any unsatisfied Restricted Share Unit previously granted to the Participant will be prorated based on the ratio of (a) the number of full years (with no credit for partial years) of employment completed by the Participant between the Date of Grant of the Restricted Share Unit and termination of employment bears to (b) the number of full years, whether calendar or fiscal, between the Date of Grant and the scheduled Release Date for such Unit.  Such payment shall be satisfied in the form of Shares or cash on a date which is 90 days after such termination of employment.

7.4           Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity because of death, each Performance Unit of such Participant as has not been satisfied in accordance with the Plan shall be considered to have vested as if the median level of performance specified in the conditions attaching to the Grant of the Performance Unit had been achieved as of the date of death but the number of Shares to which the Participant is entitled in respect thereof shall be prorated based on the number of days of completed employment from the Date of Grant for the Performance Unit to the date of death as a percentage of the total number of days between the Date of Grant and the scheduled Release Date for the Performance Unit.  Such Shares shall be distributed 90 days after the date of death.

7.5           Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity because of Retirement or long-term disability, the entitlement of the Participant with respect to Performance Units that have not satisfied as of the date of Retirement or long-term disability shall be determined on the scheduled Release Date for such Performance Unit on the basis of the actual performance achieved during the period specified by the Company.  The number of Shares to which the Participant shall be entitled to in respect thereof shall be prorated based on the number of days of completed employment from the Date of Grant for the Performance Unit to the date of Retirement or long-term disability as a percentage of the total number of days between the Date of Grant and the scheduled Release Date for the Performance Unit.

7.6           Unless otherwise determined by the Company, if a Participant’s employment with the Company, a Subsidiary or Designated Affiliated Entity is terminated without cause, there shall be forfeited as of such termination of employment such Performance Units as have not been satisfied in accordance with the Plan.  No cash or other compensation shall at any time be paid in lieu of any such Units which have been forfeited under this Plan.

7.7           Notwithstanding any other provision of this Plan, a Participant who ceases to be an employee of the Company, a Subsidiary or a Designated Affiliated Entity for any reason and breaches any non-competition agreement with the Company, a Subsidiary or a Designated Affiliated Entity, will be required to repay to the Company the cash equivalent of each Share delivered to, and an amount equal to any cash paid to or on behalf of, the Participant under this Plan in the 12 months immediately preceding the breach, such payment to be made within ten days of receipt by the Participant of a written demand for payment from the Company.  For purposes of this Section 7.7, the cash equivalent of any Share delivered to a Participant will be an amount equal to the Market Price determined as of the date the Share was so delivered to the Participant.

7.8           If there is a Change of Control, the Release Date for all Restricted Share Units and Performance Units shall be the date of the Change of Control.  All Performance Share Units shall be considered to have vested as if the median level of performance specified in the conditions attaching to the Grant of the Performance Units had been achieved as of the date of the Change of Control.

7.9           Notwithstanding anything herein to the contrary (a) in the event that providing Shares or cash in lieu thereof under this Plan would, in the good-faith judgment of the Company, result in a penalty pursuant to Section 409A of the United States Internal Revenue Code if provided or paid within the time specified in the Plan, then the provision of such Shares or payment shall be delayed until the earliest date on which same can be made without the imposition of a penalty, and (b) to the extent any Participant is a “specified employee” within the meaning of such Section 409A, any distributions that would otherwise be made within six (6) months of the date of such Participant’s termination of employment may be delayed for such six-month period, provided that the maximum allowable amount payable under such six-month period and any remaining amounts shall be paid or commence to be paid six months and one day following such Participant’s termination of employment (without interest thereon).

8.             SETTLEMENT

8.1           The number of Shares to be provided to a Participant in respect of Units shall be equal to the whole number of Share Units which are to be released.  Where, under section 6.1 or section 6.2, the number of Units allocated would result in satisfaction of a fractional Unit in the form of a fractional Share, the number of Units to be satisfied in the form of Shares shall be rounded down to the next whole number of Performance Units.  No fractional Shares shall be provided nor shall cash be paid at any time in lieu of any such fractional interest.  Any such fractional interest of a Unit which, together with other fractional interests, form a whole Unit, shall be provided in the form of a Share as part of the Units of the Participant to be satisfied on the next applicable Release Date, if any.

8.2           If so determined by the Company, in lieu of the provision of Shares in respect of Restricted Share Units or Performance Share Units, the Company may, at its option, satisfy its obligation to provide Shares under the Plan, in whole or in part, by the payment of a cash amount to a Participant on the Release Date.  The amount of such payment shall be equal to the number of Shares in respect of which the Company makes such a determination, multiplied by the Market Price on the Release Date, subject to any applicable withholding tax.

9.             CHANGES IN SHARE CAPITAL

9.1           If the number of outstanding Shares shall be increased or decreased as a result of a stock split, consolidation, subdivision, reclassification or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of a stock dividend in the ordinary course, the Company may make appropriate adjustments to the number of Units granted to each Participant.  Any determinations by the Company as to the adjustments shall be made in its sole discretion and all such adjustments shall be conclusive and binding for all purposes under this Plan.

10.           REORGANIZATION

10.1         In the event of a Reorganization or proposed Reorganization, the Company, at its option, may, subject to Stock Exchange Rules, do either of the following:

(a)           irrevocably commute for or into any other security or other property or cash any unsatisfied Unit held by a Participant upon giving to such Participant at least 30 days’ written notice of its intention to commute the Unit on a specified date, and during the period to such date, the Participant may elect to require the Company to distribute Shares to him equal to such unsatisfied Units, without regard to the limitations contained in Article 6, or

(b)           the Company, or any corporation which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Reorganization becoming effective, may offer any Participant in writing the opportunity to obtain the securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of unsatisfied Performance Units held by such Participant or some other appropriate basis, or some other property.  If a Participant accepts such offer, he or she shall be deemed to have released his or her rights relating to the Performance Units and such Units shall be deemed to have terminated.

10.2         The Company may specify in any notice or offer made under section 10.1, that, if for any reason, the Reorganization is not completed, the Company may revoke such notice or offer.  The Company may exercise such right by further notice in writing to the Participant and the Unit shall thereafter continue to be allocated to the Participant in accordance with its terms.

10.3         Subsections (a) and (b) of section 10.1 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Units in any other manner.